EXHIBIT 99.1





                                               NEWS RELEASE
For Immediate Release: Tuesday, July 15, 2003  Contact:  Howard Root, CEO
                                               James Hennen, Director of Finance
                                               Vascular Solutions, Inc.
                                               (763) 656-4300


             VASCULAR SOLUTIONS ANNOUNCES SECOND QUARTER RESULTS AND
            ISSUES GUIDANCE ON LAUNCH OF NEW PRODUCTS AND 2004 SALES

         SALES GUIDANCE FOR 2004 ISSUED AT 100% ANNUAL GROWTH OVER 2003 WORLDWIDE MARKET LAUNCH OF D-STAT DRY AND D-STAT RADIAL EXPECTED IN Q3 OF 2003
EUROPEAN LAUNCH OF PRONTO EXTRACTION CATHETER EXPECTED IN Q3, U.S. IN Q4 OF 2003

         MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced results for its second quarter ended June 30, 2003 and issued guidance on expected 2004 results. Net sales were $2,724,721, a decrease of 18% from net sales of $3,328,529 in the second quarter of 2002. The 18% decrease in net sales was in line with a 24% decrease in sales and marketing expenses from the year-prior period. The company continues to focus its direct sales force on efficiently maintaining sales of the Duett sealing device while broadening the sales of the D-Stat flowable hemostat and beginning the launch of the Vari-Lase endovenous laser procedure kit which received 510(k) clearance on June 19, 2003. Net sales of the D-Stat flowable hemostat in the second quarter of 2003 increased 78% from the second quarter of 2002 to $304,654, with pre-launch net sales of the Vari-Lase totaling $9,119 in the second quarter of 2003.

         The net loss for the first quarter of 2003 was $2,683,001, improving from a net loss of $2,743,138 in the second quarter of 2002 primarily due to lowered expenses in the sales and marketing area.

         Vascular Solutions updated its guidance on the projected regulatory clearances of the four new products it expects to launch in the second half of 2003 and issued guidance on its sales estimates for 2004. "As we announced in June, we received our 510(k) clearance of the Vari-Lase product slightly ahead of our estimated timetable and are fully launching the product in the U.S. in July," commented Howard Root, Vascular Solutions' CEO. "During the second quarter, we received a few questions from the FDA on the 510(k) applications for our D-Stat Dry hemostatic bandage and D-Stat Radial hemostat band. We have submitted our responses to the FDA and expect to resolve the issues and receive 510(k) clearance for these two products within the next two months. The Pronto extraction catheter is projected to receive CE mark approval by the end of August for sales in Europe, and our 510(k) application for the Pronto is in preparation and projected for filing and clearance in the U.S. by the end of the fourth quarter," Mr. Root added.


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         Assuming that all four of the new products receive regulatory clearance before the end of 2003, the company projects that its net sales for 2004 will increase by 100% or more over its net sales for 2003 to between $25 million and $30 million. Projected revenue related to the new product introductions is estimated at between $8 million and $10 million for the D-Stat Dry, between $4 million and $6 million for the Vari-Lase, between $2 million and $3 million for the Pronto and between $0.5 million and $1 million for the D-Stat Radial. The company also believes that profitability is achieved at $7 million in quarterly net sales, based on expected new product selling prices and manufacturing costs.

         "We are extremely excited about the expected impending launch of our four new products through our existing sales force to our existing target market," added Mr. Root. "The very early reception to our Vari-Lase product has been excellent, and we believe that our D-Stat Dry hemostatic bandage has the ability to capture a large share of the $40 million and growing non-invasive hemostat market."

         Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Friday, July __ by dialing 1-800-642-1687 and entering conference ID #__________. A recording of the call will also be archived on the investor relations portion of the company's web site, www.vascularsolutions.com until Wednesday, July __. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company's view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

                            VASCULAR SOLUTIONS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS

                                                       Three Months Ended                    Six Months Ended
                                                           June 30,                               June 30,
                                                    2003               2002               2003               2002
                                                         (unaudited)                            (unaudited)
Net sales                                      $  2,724,721       $  3,328,529       $  5,693,005       $  6,131,948
Cost of goods sold                                1,085,592          1,326,260          2,308,183          2,533,178
Gross profit                                      1,639,129          2,002,269          3,384,822          3,598,770

Operating expenses:
     Research and development                     1,070,536            762,501          1,904,107          1,659,626
     Clinical and regulatory                        408,465            379,302            749,157            694,575
     Sales and marketing                          2,381,941          3,112,935          5,057,324          6,588,094
     General and administrative                     447,327            581,932            948,170          1,179,699
     Amortization of purchased technology            54,375             36,250            108,750             36,250

          Operating loss                         (2,723,515)        (2,870,651)        (5,382,686)        (6,559,474)
Interest income                                      40,514            127,513            102,664            265,338
          Net loss                             $ (2,683,001)      $ (2,743,138)      $ (5,280,022)      $ (6,294,136)

Basic and diluted net loss per share           $       (.21)      $       (.20)      $       (.41)      $       (.47)
Shares used in computing basic and
   diluted net loss per share                    12,816,316         13,381,165         12,830,014         13,357,272


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                            VASCULAR SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS

                                                            June 30,        December 31,
                                                              2003              2002
                                                          (unaudited)          (note)
ASSETS
Current assets:
     Cash and cash equivalents                            $ 2,568,772       $ 1,835,059
     Available for-sale-securities                          8,013,223        14,914,444
     Accounts receivable, net                               1,339,008         1,357,946
     Inventories                                            3,251,908         2,132,516
     Prepaid expenses                                         206,413           326,773
          Total current assets                             15,379,324        20,566,738
Property and equipment, net                                   721,085           795,885
Intangible assets                                             808,845           917,595
          Total assets                                    $16,909,254       $22,280,218

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities:                                $ 1,843,932       $ 1,910,985
Shareholders' equity:
     Total shareholders' equity                           $15,065,322       $20,369,233
          Total liabilities and shareholders' equity      $16,909,254       $22,280,218

Note: Derived from the audited balance sheet at that date.

ABOUT VASCULAR SOLUTIONS

         Vascular Solutions, Inc. is an interventional medical device company with a focus on sealing technologies. The company's primary product is the Duett sealing device which combines an easy-to-use balloon catheter delivery mechanism with a biological procoagulant mixture to enable cardiologists and radiologists to rapidly seal the puncture site following catheterization procedures such as angiography, angioplasty and stenting. In February 2002 the Company commenced worldwide sales of its second product, the D-Stat flowable hemostat, which is used in a wide variety of interventional procedures for the local management of active bleeding. In April 2002 the Company acquired the Acolysis intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

         New products planned for introduction in the second half of 2003 consist of: the Vari-Lase endovneous laser procedural kit used in endovenous laser therapy for reflux of the great saphenous vein, commonly referred to as varicose veins; the D-Stat Dry hemostatic bandage for the rapid control of surface bleeding in interventional procedures; the D-Stat Radial hemostat band for the control of bleeding following catheterizations utilizing the radial artery in the wrist; and the Pronto extraction catheter for the mechanical extraction of soft thrombus from the arterial system.

         The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2002 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, adoption of our new sealing methodology, reliance on a sole product, lack of profitability, exposure to possible product liability claims, the development of new products by others, dependence on third party distributors in international markets, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, actions by the FDA related to our products, and the loss of key vendors.

         For further information, connect to www.vascularsolutions.com.
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